FREQUENCY ELECTRONICS, INC.
                         55 Charles Lindbergh Boulevard
                          Mitchel Field, New York 11553

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 August 27, 1996

To the Stockholders:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Frequency Electronics, Inc. will be held at the offices of the Company, 55 Charles Lindbergh Boulevard, Mitchel Field, New York, on the 27th day of August 1996, at 10:00 A.M., Eastern Daylight Savings Time, for the following purposes:

         1. To elect six (6) directors to serve until the next Annual Meeting of Stockholders and until their respective successors shall have been elected and shall have qualified;

         2. To consider and act upon ratifying the appointment of Coopers & Lybrand as independent auditors for the fiscal year commencing May 1, 1996.

     3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The transfer books will not be closed. Only stockholders of record as of the close of business on July 22, 1996 are entitled to notice of, and to vote at, the meeting.

                       By order of the Board of Directors

                                  MARK HECHLER,
                                Acting Secretary


Mitchel Field, New York
July 29, 1996

         If you do not expect to be present at the meeting, please fill in, date and sign the enclosed Proxy and return same promptly in the enclosed, stamped envelope.

                           FREQUENCY ELECTRONICS, INC.
                         55 Charles Lindbergh Boulevard
                          Mitchel Field, New York 11553

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                 AUGUST 27, 1996

         The accompanying Proxy is solicited by and on behalf of the board of directors of Frequency Electronics, Inc., a Delaware corporation (hereinafter called the "Company"), for use only at the Annual Meeting of Stockholders to be held at the office of the Company, 55 Charles Lindbergh Boulevard, Mitchel Field, New York 11553, on the 27th day of August 1996, at 10:00 A.M., Eastern Daylight Savings Time, or any adjournment or adjournments thereof. The Company will mail this Proxy Statement and the form of Proxy on or about July 29, 1996. Only stockholders of record as of the close of business on July 22, 1996 are entitled to notice of, and to vote at, the meeting.

         The Board may use the services of the Company's directors, officers and other regular employees to solicit proxies personally or by telephone and may request brokers, fiduciaries, custodians and nominees to send proxies, proxy statements and other material to their principals and reimburse them for their out-of-pocket expenses in so doing. The cost of solicitation of proxies, which it is estimated will not exceed $75,000, will be borne by the Company. Each proxy executed and returned by a Stockholder may be revoked at any time thereafter by filing a later dated proxy or by appearing at the meeting and voting except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy. Dissenters are not entitled by law to appraisal rights.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         On July 22, 1996, the Company had outstanding 4,846,395 shares of common stock, $1.00 par value ("Common Stock") (excluding 1,159,905 treasury shares), each of which entitled the holder to one vote. No shares of preferred stock were outstanding as of such date. A quorum of Stockholders, present in person or by proxy, is constituted by a majority of the outstanding shares.

The following table sets forth as of July 22, 1996, information concerning the beneficial ownership of the Company's Common Stock by (i) each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's directors and nominees for director, (iii) the Company's chief executive officer and the Company's four most highly compensated other executive officers who were serving as executive officers at the end of the last completed fiscal year, and (iv) all directors and officers of the Company as a group:


Name and Address                   Amount and Nature of
of Beneficial Holder               Beneficial Ownership        Percent of Class

Richard C. Blum (1)
909 Montgomery Street
San Francisco, CA 94133                     651,350            13.44

Frequency Electronics, Inc.,
Employee Stock Ownership Plan (2)
55 Charles Lindbergh Blvd
Mitchel Field, NY 11553                     606,256            12.51

Martin B. Bloch (3)(4)(6)
55 Charles Lindbergh Blvd
Mitchel Field, NY 11553                     640,730            13.22

John C. Ho (4)(6)
55 Charles Lindbergh Blvd
Mitchel Field, NY 11553                     106,256             2.19

Abraham Lazar (4)
55 Charles Lindbergh Blvd
Mitchel Field, NY 11553                      21,000              *

E. John Rosenwald, Jr
c/o The Bear Stearns Companies Inc.
245 Park Avenue
New York, NY 10167                            7,500              *

Joel Girsky
c/o Jaco Electronics, Inc.
145 Oser Avenue
Hauppauge, NY 11788                             -0-              *

Joseph P. Franklin (4)(5)(6)
55 Charles Lindbergh Blvd
Mitchel Field, NY 11553                      90,465             1.87

Alfred Vulcan (4)(6)
55 Charles Lindbergh Blvd
Mitchel Field, NY 11553                      69,684             1.44

Mark Hechler (4)(6)
55 Charles Lindbergh Blvd
Mitchel Field, NY 11553                      71,061             1.47

Marvin Meirs (4)(6)
55 Charles Lindbergh Blvd
Mitchel Field, NY 11553                      92,211             1.90

All executive officers
and directors as a group (12
persons) (4)(6)                           1,215,013            25.07

*designates less than one (1%) percent.


Notes:

     (1) Represents 105,300 shares held by BK Capital Partners III and 546,050 shares held by Common Fund as reported by Richard C. Blum & Associates, Inc. ("RCBA") in Statement of Changes in Beneficial Ownership on Form 4, dated February 8, 1995. All of the foregoing entities are wholly-owned subsidiaries of RCBA. Mr. Blum has voting and investment powers over all such shares through his control of RCBA.

         (2) Includes 525,526 shares of stock held by the F.E.I. ESOP Trust for the Company's Employee Stock Ownership Plan, 239,640 of which shares have been allocated to the individual accounts of employees of the Company (including the Named Officers) and 285,886 of which shares have not yet been allocated; also includes 80,730 shares held by the Trust under the Stock Bonus Plan (converted by amendment to the Employee Stock Ownership Plan as of January 1, 1990).

         (3) Includes 100,000 shares issuable on the full exercise of options granted to Mr. Bloch on March 27, 1991 under the Senior ESOP, as that term is hereinafter defined. All of these options were, by their terms, exercisable upon issuance at an exercise price of $5 (see the discussion of the Senior ESOP included in the Compensation Committee Report, below).

         (4) Includes the number of shares which, as at July 22, 1996, were deemed to be beneficially owned by the persons named below, by way of their respective rights to acquire beneficial ownership of such shares within 60 days through, (i) the exercise of options; (ii) the automatic termination of a trust, discretionary account, or similar arrangement; or (iii) by reason of such person's having sole or shared voting powers over such shares. The following table sets forth for each person named below the total number of shares which may be so deemed to be beneficially owned by him and the nature of such beneficial ownership.


                              Stock Bonus
            Name              Plan Shares(a)   ESOP Shares(b)  ISOP Shares
     Martin B. Bloch            14,877            1,757            -0-

     John C. Ho                  9,974            1,757         38,500

     Abraham Lazar                 -0-              -0-         21,000

     Alfred Vulcan               1,021            1,663         37,000

     Mark Hechler                1,804            1,757         37,000

     Marvin Meirs                  987            1,757         42,000

     All Directors and
     Officers as a Group
     (12 persons)               29,181           14,427        236,702

(a) Includes all shares allocated under the Company's Stock Bonus Plan ("Bonus Plan") to the respective accounts of the named persons, ownership of which shares is fully vested in each such person. No Bonus Plan shares are distributable to the respective vested owners thereof until after their termination of employment with the Company. As of January 1, 1990 the Bonus Plan was amended to an "Employee Stock Ownership Plan" (see the discussion of the Employee Stock Ownership Plan contained in the Compensation Committee Report, below, see also footnote (b) to the table).

(b) Includes all shares allocated under the Company's Employee Stock Ownership Plan ("ESOP") to the respective accounts of the named persons, ownership of which shares was fully vested in each such person as at April 30, 1996. None of the ESOP shares are distributable to the respective vested owners thereof until after their termination of employment with the Company. Upon the allocation of shares to an employee's ESOP account, such employee has the right to direct the ESOP trustees in the exercise of the voting rights of such shares (see the discussion of the ESOP included below in the Compensation Committee Report).

         (5) Includes 25,000 shares issuable on the full exercise of options granted to General Franklin on December 6, 1993 under the Senior ESOP, as that term is hereinafter defined.

         (6) Includes shares granted to the officers of the Company pursuant to a stock purchase agreement in connection with the Restricted Stock Plan:

                                                       Restricted
                          Name                            Stock
                          -------------------------------------
                    Martin B. Bloch                      10,000
                    Joseph P. Franklin                   10,000
                    John C. Ho                           10,000
                    Alfred Vulcan                        10,000
                    Mark Hechler                         10,000
                    Marvin Meirs                         10,000
                    All Officers as a Group              75,000
                    (9 persons)


         There are no beneficial owners known to the Company who have the right to acquire further beneficial ownership, except as indicated above.

     By action of the Board, pursuant to the By-Laws, only Stockholders of record at the close of business on July 22, 1996 shall be entitled to notice of, and to vote at, the meeting.

         It is expected that the following business will be considered at the meeting and action taken thereon.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

         It is proposed to elect a Board of six (6) directors ("Director(s)") to hold office until the next annual meeting of Stockholders and their respective successors are elected and qualified. Cumulative voting is not permitted. It is intended that the accompanying form of Proxy will be voted for the re-election of all six of the present members of the Board, each of whose principal occupations are set forth in the following table, if no direction to the contrary is given. In the event that any such nominee is unable or declines to serve, the Proxy may be voted for the election of another person in his place. The Board knows of no reason to anticipate that this will occur. The nominees are as follows:

Nominees for Election as Directors

                                                                   Year First
Name                       Principal Occupation       Age       Elected Director
- ----                       --------------------       ---       ----------------

Joseph P. Franklin      Chief Executive Officer,       62              1990
(Major General,         Chairman of  the Board
U.S.A. - Ret)           of Director

Martin B. Bloch (1)     President ("on leave"),        60              1961
                        Chief Scientist and a
                        Director

Joel Girsky             President, Jaco                57              1986
                        Electronics,Inc. and a
                        Director

John C. Ho              Vice President,                63              1968
                        Research and  Development
                        and a Director

Abraham Lazar (2)       Director ("on leave"           71              1968

E. John Rosenwald, Jr   Vice Chairman,                 66              1980
                        The  Bear Stearns
                        Companies Inc. and
                        a  Director


         All directors hold office for a one-year period or until their successors are elected and qualified.

         (1) At this time, Martin Bloch has taken a voluntary leave of absence as president, and is attending board meetings and acting solely in an advisory capacity. He is not participating in any board decisions or board actions (by vote, written consent or otherwise) and is voluntarily abstaining from participation (except when called upon for information) from any board discussion of corporate policy or board action. Martin Bloch has been elected President of FEI Communications, Inc., a subsidiary of Registrant, which is engaged in the manufacture and sale of time and frequency control products for commercial and non-U.S. defense and space.

         (2) Also at this time, Abraham Lazar is voluntarily abstaining from any further attendance at or participation in board meetings or other board activities.

         The foregoing restrictions on Messrs. Bloch's and Lazar's board participation will abide until the final disposition of the Indictment as to each of them respectively whereby, depending on the result, they will respectively either resign from or resume their original board positions. See
Item 3 - Legal Proceedings in the Company's Annual Report on Form 10-K.

Certain Information as to Committees and Meetings of the Board of Directors

         During the past fiscal year, four meetings of the Board were held. Each incumbent Director attended all meetings of the Board except for Mr. Girsky who attended three meetings and Mr. Lazar who is voluntarily abstaining from attendance.

         In December 1983, the Board appointed an Audit Committee which presently consists of three Directors, Messrs. Rosenwald, Girsky, and Franklin. The function of the Audit Committee is to insure the integrity and credibility of the Company's financial information system and the published reports flowing out of that system. The Audit Committee held one meeting during the last fiscal year.

         The Compensation Committee, which presently consists of three Directors, Messrs. Rosenwald, Girsky and Franklin met one time in 1996. The committee determines cash remuneration arrangements for the highest paid executives and oversees the Company's stock option, bonus and other incentive compensation plans. The report of the Compensation Committee appears on page 9 of this proxy statement.

     During fiscal 1994, a Stock Option Committee was formed which consolidated all of the separate committees that previously administered the various plans. The Stock Option Committee is designed to consist of at least a majority of outside directors. Presently the members are Messrs. Rosenwald, Girsky and Franklin.

Compliance with Section 16(a) of the Exchange Act

         Any person who is an officer, director, or the beneficial owner, directly or indirectly, of more than 10% of the outstanding common stock of the Company is required under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") to file certain reports with the Securities and Exchange Commission (the "Commission") disclosing his or her holdings or transactions in any securities of the Company. For purposes of this discussion, all such persons required to file such reports will be referred to as "Reporting Persons". Every Reporting Person must file an initial statement of his or her beneficial ownership of the Company's securities on the Commission's Form 3 within ten days after he or she becomes a Reporting Person. Thereafter (with certain limited exceptions), all changes in a Reporting Person's beneficial ownership of the Company's securities must be reported on the Commission's Form 4 on or before the 10th day after the end of the month in which such change occurred. The Company knows of no person who was a Reporting Person during the fiscal year ended April 30, 1996 or during the current fiscal year, who has failed to file any reports required to be filed on Forms 3 or 4 with respect to his or her holdings or transactions in the Company's securities since the Company became publicly-held in 1982.

BUSINESS EXPERIENCE OF DIRECTORS

         MARTIN B. BLOCH, age 60, has been a Director of the Company and of its predecessor since 1961. He recently resigned as Chairman of the board of directors and chief executive officer and is currently its president and chief scientist. He has taken a voluntary leave of absence as president and neither performs any of the functions of, nor holds any of the responsibilities or powers of that office. Martin Bloch has been elected President of FEI Communications, Inc., a subsidiary of Registrant, which is engaged in the manufacture and sale of time and frequency control products for commercial and non-U.S. defense and space. Previously, he served as chief electronics engineer of the Electronics Division of Bulova Watch Company. He is a director of Numax Electronics Incorporated.

         JOSEPH P. FRANKLIN, age 62, has served as a Director of the Company since March 1990. In December 1993, he was elected Chairman of the Board of Directors and Chief Executive Officer. He has been the chief executive officer of Franklin S.A., since August 1987, a Spanish business consulting company located in Madrid, Spain, specializing in joint ventures, and was a director of several prominent Spanish companies. General Franklin was a Major General in the United States Army until he retired in July 1987.

         JOEL GIRSKY, age 57, has served as a Director of the Company since October 1986. He is the President and a director of Jaco Electronics, Inc., which is in the business of distributing electronics components and has served in such a capacity for over six years. He has been a director since 1983 of Nastech Pharmaceuticals Company which manufactures and distributes certain drugs.

         JOHN C. HO, age 63, has been employed by the Company and its predecessor since 1961, and has served as a Vice President since 1963 and as a Director since 1968. Prior to joining the Company, Mr. Ho held various engineering positions with International Telephone and Telegraph Company and Bulova Watch Company.

         ABRAHAM LAZAR, age 71, was employed by the Company and its predecessor from 1965 to 1986, serving as Executive Vice President from 1966 to 1986, and from 1987 to 1989. He has been a Director since 1968. He was employed as a consultant from 1986 to 1987. Mr. Lazar retired in 1990 and has been retained as a consultant. At this time, Mr. Lazar is voluntarily abstaining from any further attendance at or participation in board meetings or other board activities.

         E. JOHN ROSENWALD, JR., age 66, has served as a Director of the Company since October 1980. He was a partner in the investment banking firm of Bear, Stearns & Co. for more than five years, was a Member of the Office of the President, The Bear Stearns Companies Inc., from 1985 to 1988 and has been Vice Chairman of the Bear Stearns Companies Inc. since May 1988. He is a director of The Bear Stearns Companies Inc., and Hasbro, Inc.

         No Director or executive officer or any associate of a Director or executive officer is an adverse party in litigation with the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

                             EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

Overall Policy

     The members of the Compensation Committee include Messrs. E. John Rosenwald, Jr., Joel Girsky, and Joseph P. Franklin. The Committee reviews and, with any changes it believes appropriate, approves the Company's executive compensation.

         The general goals of the Compensation Committee are to: (i) attract, motivate, and retain effective and highly qualified executives; (ii) strengthen the common interests of management and shareholders through executive stock ownership; (iii) promote the Company's long and short term strategic goals and human resource strategies; (iv) recognize and award individual contributions to the Company's performance, and; (v) reflect compensation practices of comparable companies.

         To achieve the foregoing goals, the Compensation Committee has structured a comprehensive compensation program aimed at: (i) compensating executive officers on an annual basis with a cash salary at a level sufficient to retain and motivate them and to recognize and award individual merit; (ii) linking a portion of executive compensation to long-term appreciation of the Company's stock price by encouraging executive ownership of the Company's stock through awards of shares of the Company's stock and grants of options to purchase Company stock, and; (iii) providing incentives to achieve corporate performance goals by rewarding contributions to the Company's performance through cash bonuses keyed to operating profit levels. These policies are implemented through a reward system which includes base salary and long and short term incentive compensation opportunities consisting of the following:

Base Salaries

         The Committee annually reviews the base salaries of the CEO and all other executive officers of the Company. The Compensation Committee believes that the Company's executive officers, including those shown in the Summary Compensation Table on page 14 (the "Named Officers") have been largely responsible for the Company's past successes, for developing and implementing the Company's program of consolidating and restructuring operations to achieve significant cost reductions and production and engineering improvements, and for achieving and maintaining the Company's position at the forefront of technical innovation in the area of the Company's operations. A base salary for each executive is determined on the basis of such factors as: levels of responsibility; experience and expertise; evaluations of individual performance; contributions to the overall performance of the Company; time and experience with the Company; internal compensation equity; external pay practices for comparable companies, and; existing base salary relative to position value.

         In determining a base salary for Mr. Bloch, the Compensation Committee took into account base salaries for senior officers at companies of comparable size and complexity, both public and private, as well as its assessment of Mr. Bloch's individual performance, and his contribution to the Company's past growth and accomplishments as well as contributions which it is anticipated will be made by Mr. Bloch in the future. In reviewing Mr. Bloch's compensation for fiscal 1995 and fiscal 1996, the Committee took into account the proposed current and anticipated future changes in government spending policies for defense and military applications, which have always constituted the bulk of the Company's business, and Mr. Bloch's leadership and contributions to the Company's responses to such changes. These include the Company's restructuring and redirection towards a more efficient and diversified application of its technologies and operations. In this regard, the Committee recognized Mr. Bloch's untiring efforts in developing new, non-military technology applications, markets and marketing programs which the Committee believes will help to position the Company to compete more effectively in commercial as well as military markets. The Committee noted that in fiscal 1996 revenues had increased and an operating profit had been realized for the first time in four years, after charges to earnings of over $1 million for inventory and bad debts reserves and incentive compensation accruals. Continuing investment in research and development for commercial products under Mr. Bloch's leadership was highlighted as the principle reason for the marked improvement in the past year's results. It should be noted that the base salary for Mr. Bloch was determined at a time when he was the chief executive officer and whose resignation as such in December 1993 was wholly unanticipated. However, the members of the Compensation Committee did not believe that this change in his managerial status would reduce the value of his overall contribution to the Company because the consequent reallocation of his time would result in at least comparable value to the Company.

         Upon the election of General Franklin to the position of Chairman of the Board of Directors and Chief Executive Officer the factors noted above were also taken into consideration in awarding his base salary. Based on General Franklin's special qualifications, the responsibilities involved and the compensation of comparable positions in the industry and the region, the non-employee members of the Compensation Committee awarded a base salary of $250,000.

         Effective August 1, 1994, General Franklin and Mr. Bloch voluntarily reduced their base salaries to $225,000 and $292,000, respectively. Effective August 1, 1995, General Franklin and Mr. Bloch voluntarily reduced their base salaries to $202,500 and $263,500, respectively, and the salaries of all other officers were reduced by 10%.

     The non-employee members of the Committee took note of these salary reductions in approving the awards of incentive bonuses to the senior officers of the Company based on the Company's fiscal 1996 performance and the incentive compensation plans described below.

Short Term Incentives

         The Company maintains two short term incentive bonus plans, the Income Pool Incentive Compensation Plan ("IPICP") and the Presidential Incentive Plan ("PIP"). They are designed to create incentives for superior performance and to allow the Company's executive officers to share in the success of the Company by rewarding the contributions of individual officers. The availability of funds for distribution under these plans is dependent upon the performance of the Company as a whole. Focused on short term or annual business results, they enable the Company to award designated executives with annual cash bonuses based on their contributions to the profits of their particular divisions of the Company.

The Income Pool Incentive Compensation Plan

         The IPICP authorizes the establishment of an income pool based upon the "Operating Profits" of the Company. Operating Profits are defined as follows: net sales minus cost of sales and selling and administrative expenses in accordance with Generally Accepted Accounting Principles consistently applied. The amount of income pool available for distribution under the IPICP is calculated in accordance with the following formula: the amount of Operating Profit divided by 1,000,000, squared, and multiplied by $20,000 (provided however that the income pool may not exceed 12% of Operating Profits). Persons eligible to receive cash awards under the IPICP include the Executive Committee, excluding the CEO, and any other employee who is recommended by such Executive Committee and approved by the CEO. All of the Company's executive officers including all of the Named Officers comprise the Executive Committee. For any fiscal year when there are funds available for distribution under this plan, General Franklin determines the amount to be awarded to each of the members of the Executive Committee. The members of such committee may recommend to General Franklin, for his approval, designated individuals, who are not members of such committee, to share in such distribution. Under the terms of the plan, the entire income pool is not required to be distributed each year and any undistributed portions of such pool are not carried forward to future periods. The recipients of cash bonuses under the IPICP, and the amount of such bonuses, are approved by General Franklin, based upon an evaluation of the performance, level of responsibility and leadership of the individual executive in relation to the Company's operating results. For the fiscal year ended April 30, 1996, the Company has accrued approximately $75,000 to be distributed under the terms of the IPICP. During the fiscal years ended April 30, 1995 and 1994, there were no operating profits and, as a consequence, no funds were available for awards under this plan during those years.

The Presidential Incentive Plan

         The  PIP  is  designed  to  provide  the   president   with   incentive
compensation by way of annual cash payments based upon the Company's earnings before income taxes. Funds are made available to the PIP based upon the following formula: consolidated pre-tax profits divided by 1,000,000, squared, and multiplied by $5,000. For the year ended April 30, 1996, the Company has accrued approximately $50,000 to be used as awards under this plan. For the years ended April 30, 1995 and 1994, the Company had no earnings before taxes and thereforeno awards were made under this plan.

Long Term Incentives

         As part of its comprehensive compensation program, the Company stresses long-term incentives through awards of shares of its common stock under the Employee Stock Ownership Plan, described below, and through the grant of options to purchase common stock through various Incentive Stock Option Plans, also described below. Grants and awards are aimed at attracting new personnel, recognizing and rewarding current executive officers for special individual accomplishments, and retaining high-performing officers and key employees by linking financial benefit to the performance of the Company (as reflected in the market price of the Company's common stock) and to continued employment with the Company. The number of shares granted to executive officers under the Company's ESOP is determined on a pro-rata basis, as described below. Grants of stock options are generally determined on an individual-by-individual basis. The factors considered are the individual's performance rating, the number of stock options previously granted to the individual and the Company's financial and operational performance.

The Employee Stock Ownership Plan and Trust

         The Employee Stock Ownership Plan ("ESOP") is maintained by the Company for all of its employees including its executive officers. The ultimate value of any awards of stock made under this plan is dependent upon the market value of the Company's common stock at such time as the shares are distributed to the recipients. The Compensation Committee believes that awards of stock under this plan provide employees with a long-term focus since distribution of the stock is not made until after termination of employment and is forfeitable until certain lapse of time and continued employment criteria are met. The ESOP was established as of January 1, 1990 through the amendment of the Company's previously existing Stock Bonus Plan and was funded at inception with 714,000 shares of the Company's common stock (the "ESOP Shares") to be allocated annually to the employees of the Company over a period of ten years. Allocations are made under the ESOP to each employee's account in proportion to the percentage which such person's annual base salary bears to the aggregate annual compensation of all members during the fiscal year for which the allocation was made, provided however that not more than $48,000 in annual salary is counted towards any employee's percentage participation. The Company's executives therefore cannot benefit under this plan to any extent greater than any other employee of the Company who earns an annual salary of $48,000 or more.

         An employee's right to receive shares allocated to his account is 20% vested after completion of three years of employment with yearly increases in the percentage vested until after seven years of employment, at which time an employee's right to receive 100% of the shares allocated to his or her account is vested. Determination of the vesting period is made in accordance with the employee's years of employment with the Company and not from the time of any particular allocation of shares to his account. Accordingly, the right to receive all shares allocated to an employee at any time after he or she has been employed by the Company for seven or more years, is fully vested at the time of such allocation. As of April 30,1996, each of the Named Officers, with the exception of General Franklin, have more then seven years of service and therefore have the vested right to receive 100% of the shares allocated to their respective accounts.

         All ESOP Shares, whether or not allocated to an employee's account, are held in trust by the trustees who administer the ESOP until distribution to the respective employee. ESOP Shares are distributed only after termination of employment with the Company. Voting of allocated shares is by the ESOP trustees at the direction of the employees in proportion to the number of shares allocated in their respective accounts.

         As of April 30, 1996, one thousand seven hundred fifty-seven (1757) shares were allocated to the account of each of the Named Officers (with the exception of General Franklin who has 465 shares allocated to his account). The dollar value of such shares, as at the date of allocation, is included in the Summary Compensation Table. Awards under this plan are not tied to any performance criteria other than those relating to percentage of aggregate annual compensation of all members, lapse of time, and continued employment with the Company.

The Incentive Stock Option Plans

         Grants of stock options are an integral part of the Company's long-term incentive compensation program. The Compensation Committee believes that ownership of options to purchase the Company's stock helps executives view the Company and its operations and achievements from the perspective of a stockholder with an equity stake in the business. All options granted to the Company's executives have exercise prices equal to the fair market value of the Company's common stock on the date of grant. The value to an executive of such options is, therefore, tied to the future market value of the Company's stock since he or she will benefit from such options only when the market price of the stock increases above the exercise price of the option. Moreover any benefit to an option holder is limited to the extent that all stockholders benefit from such increase in the market value of the stock. In addition options become exercisable only after one year from grant and then only in 25% cumulative increments annually. The Compensation Committee believes that this staggered approach to exercisability provides an incentive to executives to increase shareholder value over the long term since the full benefit of the options cannot be realized unless stock price appreciationoccurs over a number of years.

         Under the terms of the ISOPs, eligible employees could be granted options to purchase shares of the Company's common stock. Under the terms of each of the ISOPs, all options granted thereunder are mandated to have a term of ten years and an exercise price equal to the market price of the Company's common stock on the date of grant, and to be exercisable, commencing one year from the date of grant, at a cumulative rate of: 25% of the total shares subject to the option in the second year; 50% of the total shares subject to the option in the third year; 75% of the total shares subject to the option in the fourth year, and; the remainder of the total shares subject to option in the fifth year.

         The President (or, in his absence, the Chairman of the Board of Directors) and the Stock Option Committee each have full authority to determine awards of stock options to individuals. The President, Chairman, and members of the Committee will recuse themselves from considering and approving awards where they are personally involved. In the case where the President or Chairman have made awards, the Stock Option Committee will be informed each time awards are made.

The Senior Executive Stock Option Plan

         The Company established a Senior Executive Stock Option Plan in 1987 ("Senior ESOP") for the President or Chairman of the Board of Directors of the Company or of any subsidiary of the Company which produces gross sales for two consecutive fiscal years in excess of $30,000,000. The Senior ESOP provides that eligible employees may be granted options to purchase shares of the Common Stock of the Company, exercisable after one year of continuous employment from date of grant. The option price must be at least fair market value on the date of grant of the option. The Stock Option Committee administers the Senior ESOP and has the discretion to determine which eligible employees shall be granted stock options and the number of shares subject to such options. During fiscal 1994, General Franklin was granted 25,000 options under this plan. Previously, only Mr. Bloch had received grants of options under this plan.

The Restricted Stock Plan

         The Company maintains a Restricted Stock Plan which it established in 1989 (the "Restricted Stock Plan") for key employees (including all officers and directors who are employees). The Restricted Stock Plan provides that eligible employees ("Participants") may enter into restricted stock purchase agreements to purchase shares of the Common Stock of the Company, subject to various forfeiture restrictions ("Restricted Stock"). A total of 250,000 shares of Common Stock were made available for purchase under the Restricted Stock Plan. The Compensation Committee has the authority to determine (i) those who may purchase Restricted Stock, (ii) the time or times at which Restricted Stock may be purchased, (iii) the number of shares of Restricted Stock which may be purchased, (iv) the duration of the restrictions on the Restricted Stock, (v) the manner and type of restrictions to be imposed on the Restricted Stock, and
(vi) the purchase price to be paid for the Restricted Stock (which purchase price may not be less than the $1 per share par value of the Common Stock on the date the Restricted Stock is purchased), and (vii) the method of payment of the purchase price. During fiscal 1996, the Stock Option Committee authorized the grant of an aggregate of 75,000 shares of Restricted Stock to the nine Company Officers at an option price of $6.00 per share. The Stock Option Committee did not authorize any persons to purchase any shares under this plan during fiscal 1995. During fiscal 1994 the Stock Option Committee authorized the grant of 25,000 shares to General Franklin.

Supplemental Separation Benefits

         During 1996, the Company agreed to provide supplemental separation benefits to certain executive officers. Under the agreement, in the event of a change in control or ownership of part or all of the Company which gives rise to discharge of any officer without cause and such officer is not offered the opportunity to be hired by the new or successor management or company within 30 days at no less than the base salary earned before discharge then such officer will receive supplemental severance pay equal to one month's base salary for each year of service at the Company up to a maximum of 15 months.


E. John Rosenwald, Jr.
Joel Girsky
Joseph P. Franklin

Members of the Compensation Committee

                           SUMMARY COMPENSATION TABLE

         The following table sets forth certain information regarding compensation paid or accrued during each of the Company's last three fiscal years to all of the Company's Chief Executive Officers and each of the Company's four other most highly compensated executive officers (collectively, the "Named Executive Officers") based on salary and bonus earned in 1996.


                                                          Long Term
                                                      Compensation Awards
                                                      -------------------
                                                    $Value of
                                                    Restricted
Name and Principle              Annual Compensation   Stock
 Position                Year    Salary    Bonus     Awards(6)    Options
                         ----    ------    -----     ----------   -------
Martin B. Bloch,         1996   $309,621   $38,000    $2,971       10,000 (9)
President,               1995    327,559       -0-     1,836          -0-
Chief Scientist (1)      1994    383,892       -0-     1,661          -0-

Joseph P. Franklin       1996    220,236    27,500     2,964       10,000 (9)
Chairman of the Board,   1995    240,935       -0-       -0-          -0-
C.E.O. (2)               1994    103,845       -0-       -0-       50,000 (7)

John C. Ho,              1996    129,700    22,500     2,971       10,000 (9)
Vice President,          1995    121,289       -0-     1,836          -0-
Research and             1994    123,978       -0-     1,661       10,000 (8)
Development (3)

Alfred Vulcan,           1996    127,466    22,500     2,971       10,000 (9)
Vice President,          1995    124,070       -0-     1,836          -0-
Systems Engineering (4)  1994    126,088       -0-     1,661       10,000 (8)

Mark Hechler,            1996    122,208    22,500     2,971       10,000 (9)
Vice President,          1995    125,329       -0-     1,836          -0-
Manufacturing (5)        1994    143,335       -0-     1,661       10,000 (8)


Notes:

         (1) For the fiscal years ended April 30, 1996, 1995 and 1994, the salary shown for Mr. Bloch (which reflects amounts paid as chief executive officer for the period May 1, 1993 to December 6, 1993 and as chief scientist from December 6, 1993 to April 30, 1996) includes aggregates of $26,683, $13,808 and $37,642, respectively, for: (i) automobile allowance; (ii) insurance premiums to provide term life insurance benefits (available to all employees);
(iii) the cost of medical insurance (available to all employees); and (iv) the costs of medical reimbursements available to officers. Effective August 1, 1994 Mr. Bloch's base salary of $325,000 was reduced to $292,500 and on August 1, 1995, to $263,250.

         (2) Represents General Franklin's salary as chief executive officer for the period from December 6, 1993 through April 30, 1996. Effective August 1, 1994, General Franklin's base salary of $250,000 was reduced to $225,000 and, on August 1, 1995, to $202,500. For the fiscal years ended April 30, 1996 and 1995, the salary shown for General Franklin includes an aggregate of $11,245 and $9,204, respectively, for: (i) automobile allowance; (ii) insurance premiums to provide term life insurance benefits (available to all employees); and (iii) the costs of medical reimbursements available to officers.

         (3) For the fiscal years ended April 30, 1996, 1995 and 1994, the salary shown for Mr. Ho includes aggregates of $17,973, $7,068 and $8,700, respectively, for: (i) automobile allowance; (ii) insurance premiums to provide term life insurance benefits (available to all employees); (iii) the cost of medical insurance (available to all employees); and (iv) the costs of medical reimbursements available to officers.

         (4) For the fiscal years ended April 30, 1996, 1995 and 1994, the salary shown for Mr. Vulcan includes aggregates of $20,037, $9,849 and $13,559, respectively, for: (i) automobile allowance; (ii) insurance premiums to provide term life insurance benefits (available to all employees); (iii) the cost of medical insurance (available to all employees); and (iv) the costs of medical reimbursements available to officers.

         (5) For the fiscal years ended April 30, 1996, 1995 and 1994, the salary shown for Mr. Hechler includes aggregates of $15,096, $11,108 and $25,307, respectively, for: (i) automobile allowance; (ii) insurance premiums to provide term life insurance benefits (available to all employees); (iii) the cost of medical insurance (available to all employees); and (iv) the costs of medical reimbursements available to officers.

         (6) Represents the dollar value, as at the date of allocation, of shares of common stock of the Company allocated under the Company's Employee Stock Ownership Plan ("ESOP") as at December 31, 1995, 1994, and 1993 (the "Grant Dates"), respectively. Awards made under the ESOP are not performance-based, but are awarded to all employees of the Company in proportion to the percentage which their annual salary bears to the aggregate annual salaries of all eligible employees of the Company, provided however that not more than $48,000 in annual salary is counted towards any employee's percentage participation. Distribution of shares allocated to an employee's account is not made until after termination of employment. Four hundred sixty-six (466), three hundred ninety-seven (397) and three hundred and two (302) shares of the Company's common stock were allocated to the ESOP accounts of each of the Named Officers (except General Franklin) as at December 31, 1995, 1994 and 1993, respectively. In General Franklin's case, four hundred sixty-five (465) shares were allocated to his ESOP account only at December 31, 1995. The market price of the Company's common stock as at each of the foregoing Grant Dates was $6 3/8 at December 31, 1995, $4 5/8 at December 31, 1994 and $5 1/2 at December 31, 1993 (see the discussion under the caption "The Employee Stock Ownership Plan and Trust" included in the Compensation Committee Report, above).

         (7) Represents options to purchase 25,000 shares of the common stock of the Company, granted to General Franklin on December 6, 1993, under the Senior Executive Stock Option Plan ("SESOP") for a term of 10 years at an exercise price of $5 5/8 and 25,000 shares pursuant to a stock purchase agreement under the Restricted Stock Plan at a purchase price of $1 per share (for a more detailed discussion of the terms and provisions of the SESOP and Restricted Stock Plan, reference is made to the discussions included in the Compensation Committee Report, above).

         (8) Represents options to purchase shares of Common Stock granted to each individual under incentive stock option plans with an exercise price equal to the then current market price of the Company's common stock.

         (9) Represents shares pursuant to a Stock Purchase Agreement dated October 10, 1995 under the Restricted Stock Plan at a purchase price of $6.00 per share. (Refer to the Restricted Stock Plan discussion included in the Compensation Committee Report above.)


Stock Options

         The following table sets forth the total number of unexercised options held by each of the Named Officers as at April 30, 1996. All of such Options have exercise prices which were higher than the fair market value of the Common Stock on April 30, 1995. During 1996, shares were awarded to the Named Officers under the terms of the Restricted Stock Plan. Also, Joseph P. Franklin exercised his option to acquire 25,000 shares of Stock at $1.00 per share under the terms of the Restricted Stock Plan. No other options were granted to or exercised by Named Officers during 1996.


                                            NUMBER OF UNEXERCISED OPTIONS
                                            OUTSTANDING AT APRIL 30, 1996

                                                 NUMBER OF OPTIONS

             NAME                    EXERCISABLE    UNEXERCISABLE     TOTAL
             ----                    -----------    -------------     -----
             Martin B. Bloch          110,000                        110,000

             Joseph P. Franklin        35,000                         35,000

             John C. Ho                48,500          5,000          53,500

             Mark Hechler              47,000          5,000          52,000

             Alfred Vulcan             47,000          5,000          52,000


Long-Term Incentive Plans

         The Company does not maintain any compensation plans for its executive officers or directors or for any of its other employees which provide compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year other than the restricted stock and stock option plans discussed in the Compensation Committee Report, above. Awards under these plans are shown in the Summary Compensation Table, above.

Pension Benefits

         The Company has no defined benefit or actuarial retirement plans in effect. It has entered into certain Executive Incentive Compensation Agreements with key employees (including some officers) providing for the payment of benefits upon retirement or death or upon the termination of employment not for cause. The Company has purchased whole life insurance (of which it is the sole beneficiary) on the lives of the participants to fund this liability. The annual premium paid during fiscal 1996 approximated the increase in cash surrender value of such insurance policies. The annual benefit provided under the program in fiscal 1996 upon retirement at age 65 or death is as follows: Martin B. Bloch
- - $100,000, John C. Ho - $50,000, Mark Hechler - $50,000 and Alfred Vulcan - $50,000. The benefit described above is payable for ten years or the life of the
participant,   whichever  is  longer.   Two  years  after  retirement  or  early
retirement, the participants can elect to receive the benefit, less benefits received during the two-year period, in a lump sum under certain conditions. Upon voluntary termination of employment, the participant would be entitled to a lump sum payment, the amount of which would be based upon the value of the dividend accumulation for the year in which termination occurs, or upon discharge not for cause, the participant would be entitled to a lump sum payment, the amount of which would be based upon the value of the dividend accumulation for the year in which termination occurs plus one-half of the cash surrender value at the end of such year. In conjunction with the program, the participants are required to make certain covenants with the Company relating
to,   among   other   things,   nondisclosure   of   confidential   information,
noncompetition with the Company and the providing of consulting services subsequent to retirement.

Performance Graph

         The following graph compares the cumulative total shareholder return on the common stock of the Company with the cumulative total return of the companies listed in the Standards & Poors' 500 Stock Index (the "S&P Index") and an industry peer group index (the "Peer Group Index"). The graph assumes that $100 was invested on May 1, 1991 in each of the common stock of the Company, the stock of the companies comprising the S&P Index and the stocks of the companies comprising the Peer Group Index, including the reinvestment of dividends through April 30, 1996. The Peer Group Index consists of Alpha Industries, Inc., Anaren Microwave, Inc., ARX Inc., Ball Corp., Burr-Brown Corp., California Microwave, Datum Inc., EDO Corp., Genrad Inc., Kollmorgen Corp., Odetics, Inc., Scientific Atlanta, Inc., and Trimble Navigation, Inc.


                     Cumulative Total Shareholder Return for
                      Five-Year Period Ended April 30, 1996

(Performance Graph-  See Appendix)

Employment Contracts and Change-In-Arrangements

         None of the Named Officers are employed by the Company pursuant to employment agreements. As described in the Compensation Committee Report on page 13, the Company has provided supplemental separation benefits for certain executive officers, including the Named Officers, in the event of a change in control or ownership of part or all of the Company. Such benefits will be provided only if an officer is discharged without cause and is not offered the opportunity to be hired by the new or successor management or company within 30 days at no less than the base salary earned before discharge. The Company does not have any other material compensatory plans or arrangements with its employees with respect to any resignation, retirement or other termination of such persons employed with the Company resulting from, or in any way connected with, a change-in-control of the Company.


Vote Required

         In order for Proposal No. 1 respecting the election of six (6) directors to be adopted, the holders of at least a plurality of the shares represented at the Annual Meeting, must vote for such adoption in person or by proxy.

     THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 1 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.


                                 PROPOSAL NO. 2

                       APPOINTMENT OF INDEPENDENT AUDITORS

         The Board has appointed the firm of Coopers & Lybrand L.L.P., as independent auditors for the fiscal year commencing May 1, 1996. Stockholders are requested to signify their approval or disapproval of the appointment.

         It is anticipated that a representative of Coopers & Lybrand L.L.P., the principal auditors of the Company for the current year, will be present at the meeting. Such representative will be given the opportunity to make a statement and will be available to respond to appropriate questions.

Vote Required

         An affirmation vote by the holders of a majority of the Company's shares present or represented by proxy at the Annual Meeting is required for the ratification of Coopers & Lybrand L.L.P. as the Company's independent auditors for the 1997 fiscal year.

     THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

                                 PROPOSAL NO. 3

                                 OTHER BUSINESS

         As of the date of this Proxy Statement, the only business which the Board intends to present and knows that others will present at the meeting are hereinabove set forth. If any other matter or matters are properly brought before the meeting or any adjournments thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their judgment.

                            PROPOSALS OF STOCKHOLDERS

         Proposals of stockholders intended to be presented at the next annual meeting of Stockholders of the Company must be received by the Company for inclusion in its Proxy Statement and form of Proxy relating to that meeting by May 1, 1997.


                                  ANNUAL REPORT

         A copy of the Company's combined Annual Report and Form 10-K, including the financial statements and the financial statement schedule thereto, for the fiscal year ended April 30, 1996 is being mailed to Stockholders concurrently with the mailing of this Proxy Statement. For a charge of $50, the Company agrees to provide a copy of the exhibits to the Form 10-K to any Stockholders who request such a copy.



                       By Order of the Board of Directors,



                                  MARK HECHLER,
                                Acting Secretary

Dated:  July 29, 1996

APPENDIX

Performance Graph is Graphical Material and is NOT electronically filed with this submission. A paper copy of the graph is filed with Form SE.